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                                                                      EXHIBIT 11
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                                                                                     Year Ended December 31
                                                                     ----------------------------------------
                                                                        1997           1996          1995
                                                                     -----------    -----------   -----------
Shares used in computing basic net income per common share:
     Shares outstanding at beginning of period                            7,857          5,606         4,609
     Weighted impact of common shares issued
         during the period                                                   64          1,315           481
     Weighted impact of common shares repurchased
         during the period                                                   --            (8)           (5)
                                                                     -----------    -----------   -----------
     Total shares used in computing basic net income per
        common share                                                      7,921          6,913         5,085
                                                                     -----------    -----------   -----------
Net income                                                         $      3,513   $      3,004  $      1,850
                                                                     -----------    -----------   -----------
Basic net income per common share                                  $        .44   $        .43  $        .36
                                                                     -----------    -----------   -----------

Shares used in computing diluted net income per common share:
     Shares outstanding, beginning of period                              7,857          5,606         4,609
     Stock options issued prior to April 17, 1996 presented
        as if outstanding for all periods                                    --            129           310
     Warrants issued prior to April 17, 1996 presented
        as if outstanding for all periods                                    --            142           340
     Net incremental shares resulting from assumed exercise of
        of stock options and warrants using the treasury stock              960            907           446
        method
     Weighted impact of common shares issued
         during the period                                                   64          1,315           481
     Weighted impact of common shares repurchased
         during the period                                                   --            (8)           (5)
                                                                     -----------    -----------   -----------
     Total shares used in computing diluted net income per
        common share                                                      8,881          8,091         6,181
                                                                     -----------    -----------   -----------
Net income                                                         $      3,513   $      3,004  $      1,850
                                                                     -----------    -----------   -----------
Diluted net income per common share                                $        .40   $        .37  $        .30
                                                                     -----------    -----------   -----------


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